EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the COMSYS IT Partners, Inc. 2004 Stock Incentive Plan and 2003 Equity Incentive Plan of COMSYS IT Partners, Inc. (No. 333-120334), the Personnel Group of America, Inc. 2001 Non-Qualified Employee Stock Purchase Plan (No. 333-66334), the 1997 Employer Stock Purchase Plan of Personnel Group of America, Inc. (No. 333-39361), and the 1995 Equity Participation Plan of the Personnel Group of America, Inc. (No. 333-01954) of our report dated March 22, 2005, with respect to the consolidated financial statements and schedule of COMSYS IT Partners, Inc. included in this Annual Report (Form 10-K) for the year ended January 2, 2005.

Ernst & Young LLP

Houston, Texas

March 30, 2004